Chapter I - Scope

Article 1) The Policies for Disclosure and Use of Information of Material Act or Fact; for Trading of Securities; and for Disclosure of Information on the Trading of Securities issued by Banco Bradesco S.A. (“Bradesco” or “Company”) have as object the establishment of high standards of conduct, which must be observed by Bradesco, its Controlling Shareholders, direct and indirect, Members of the Board of Directors, Officers, Members of the Fiscal Council and of any bodies with technical or consultative functions, created by statutory provision, and by whomever that, by virtue of office, role or position in Bradesco or its controlling companies, subsidiaries or affiliates, has knowledge of information related to a Material Act or Fact.

Chapter II - Definitions

Article 2) The term “Securities” is used in its broadest sense, covering any shares, debentures, subscription bonus, receipts and subscription rights, credit notes and promissory notes issued by Bradesco, as well as their derivatives or any bond referred to them.

Article 3) Material Act or Fact, for purposes of disclosure, is any decision of a controlling shareholder, deliberation of the Shareholders’ Meeting or of the Board of Directors of Bradesco, or any other act or fact of political-administrative, technical, business or economic-financial nature occurred or related to its business and its controlling companies, subsidiaries or affiliated companies, which may have considerable influence:

a) in the quotation of securities issued by Bradesco or referred to them;

b) in the decision of investors to buy, sell or hold those securities; and

c) in the decision of investors to exercise any rights inherent to the condition of holder of securities issued by Bradesco or referred to them.

Article 4) Privileged information is considered any Material Information not yet disclosed to the investing public.

Chapter III - Principles

Article 5) The shareholders and investors in securities and bonds of Bradesco are entitled to comprehensive information about what can affect their investment, respecting the legitimate interests of Bradesco and observing the legal provisions and the provisions of this Instrument.

Article 6) The flow of information should be continuous, orderly and accessible to all shareholders and investors in securities and bonds of Bradesco.

Article 7) Individuals and legal entities in Article 1 shall keep secrecy on the material act or fact to which they have access and which has not yet been disclosed, not using this information to obtain an advantage for themselves or for others, as well behave solely in accordance with the values of good faith, loyalty and truthfulness, and also by the following general principles, without prejudice to the specific rules hereinafter set out:

a) to pay attention to their social responsibility, especially when it comes to shareholders and investors, those who work at Bradesco, and the community in which the bank operates in;

b) to make every effort to promote market efficiency, so that the competition between the shareholders and investors is based on the interpretation of the information disclosed, never on the access to privileged information;

c) to always be aware that the transparent, accurate and timely information is the main instrument available to the investing public and, especially, Bradesco’s shareholders, so that they are ensured of necessary fair treatment; and

d) to ensure that the disclosure of information regarding the assets and liabilities and financial situation of the company is correct, complete and continuous.

Chapter IV - The Policy for Disclosure and Use of Information of Material Act or Fact

Article 8) Individuals and legal entities referred to in Article 1 shall communicate to the Investor Relations Officer any act or fact of their knowledge that they deem important and which has not yet been disclosed, and it shall be incumbent upon the Investor Relations Officer to analyze the matter, including verifying if it concerns the exception that is provisioned in Article 15, proceeding to the disclosure that is fitting.

Article 9) If they disagree with the procedure adopted by the Investor Relations Officer, the persons referred to in Article 1 shall promptly inform their disagreement to the Chairman of the Board of Directors or the CEO, so that corrective measures may be taken, aware that, in accordance with the applicable rules, if they have personal knowledge of a material act or fact and verify the omission of the Investor Relations Officer in fulfilling his/her duty of communication and disclosure, including in the case provisioned in the Sole Paragraph of Article 15, will only be exempt from liability if they immediately report the material act or fact to the Securities and Exchange Commission (CVM).

Article 10) If there is any intention to communicate, by any channel of communication, including information to the press, at a meeting of class entities, investors, analysts or with selected public, in Brazil or abroad, about the material act or fact not disclosed yet, the Investor Relations Officer should be previously advised by those who have knowledge of the information and its details, so they can arrange previously or simultaneously its disclosure to the market.

Article 11) In the event of accidental communication of a material act or fact not yet disclosed, the Investor Relations Officer should be promptly informed, so that he/she can assess the extent and severity of the fact, and arrange for the disclosure to the market that he/she understands appropriate under the circumstances observing, in any case, the provisions of the Sole Paragraph of Article 15.

Article 12) In the event of receiving a request for additional clarification from the CVM, stock exchange or entities of the organized over-the-counter market in which Bradesco securities are admitted for trading, or even in the event of atypical fluctuation in the quotation, price and quantity traded of securities issued by Bradesco or referred to them, the Investor Relations Officer shall consult those with access to the material acts or facts, with the aim of ascertaining whether they are aware of information that must be disclosed to the market, providing the clarifications requested.

Article 13) As the securities issued by Bradesco are admitted to trading in markets of different countries, the disclosure of the material act or fact shall occur, whenever possible, before the beginning or after the closure of business on the markets of all these countries, prevailing, in case of incompatibility, the business hours of the Brazilian market.

Article 14) If it is imperative that the disclosure of a material act or fact occurs during the time of trading, the Investor Relations Officer may request, always simultaneously to the market management entities, domestic and foreign, in which the securities issued by the company are admitted for trading, the suspension of the trading of securities issued by Bradesco or related to them, for the time necessary for the proper disclosure of material information, in compliance with the procedures laid down in the regulations published by the stock exchanges and over-the-counter market entities governing this subject.

Article 15) Exceptionally, if the Controlling Shareholders or the Members of the Board of Directors and Officers understand that the revelation of the material act or fact puts at risk the legitimate interest of Bradesco, they may fail to disclose it, informing to the Investor Relations Officer of the Company.

Sole Paragraph - If the information gets out of control or if there is an atypical fluctuation in the quotation, price or quantity traded of securities issued by Bradesco or referred to them, the Controlling Shareholders or the Members of the Board of Directors and Officers of Bradesco, as the case may be, are obliged, directly or through the Investor Relations Officer, to immediately disclose the material act or fact.

Article 16) The Investor Relations Officer is responsible for the transmission to the Securities and Exchange Commission (CVM), by means of the electronic system available on the website of CVM on the worldwide web, and, if this is the case, to the market management entities in which the securities issued by the company are admitted to trading of any material act or fact occurred or related to the business of Bradesco, as well as the assurance of the broad and immediate disclosure, simultaneously, in all markets in which the securities issued by Bradesco are admitted for trading, including abroad.

Paragraph One - The disclosure of the material act or fact will, also, be done by means of publication on a news portal with a website on the worldwide web of computers, which provides, in a section of free access, the information in its entirety, as well as through the Bradesco’s Investor Relations website.

Paragraph Two - At the discretion of the Investor Relations Officer, the material act or fact may be published in large-circulation newspapers normally used by Bradesco, which may be summarized, with an indication of the websites on the worldwide web where the complete information shall be available to all investors.

Article 17) The disclosure and communication of material act or fact shall be made clearly and accurately, in a language accessible to the investing public.

Chapter V - Duties and Obligations of Associated Persons

Article 18) Those referred to in Article 1 should:

a) be bound by secrecy of the information relating to a material act or fact of Bradesco and its controlling shareholders, subsidiaries and affiliated companies, to which they have privileged access by virtue of the office or position they hold, until its disclosure to the market;

b) ensure that subordinates and third parties who are not associated to this instrument that are aware of the material act or fact, even partially, do likewise, being jointly liable with them in the event of non-compliance; and

c) use only the stock brokers of Bradesco Conglomerate for the trading of securities dealt with in this Policy, which in Brazil have controls to prevent negotiations in the periods of prohibition mentioned in Article 21. For such, the open positions should be transferred to the stock brokers of Bradesco Conglomerate involving securities, within sixty (60) days from the date of signing of the “Term of Adherence to the Instrument of Policies for Disclosure and Use of Information of Material Act or Fact and for Trading of Securities issued by Banco Bradesco S.A.” (Term of Adherence).

Sole paragraph - The following procedures should also be observed:

a) to only involve those persons considered indispensable in the actions that may result in acts or facts that set up privileged information;

b) to demonstrate the legal responsibility of each to the involved, alerting them that the operations, acts or facts in development are private and should not be commented on or discussed with other individuals, including their own family members;

c) to keep safe the means in which the information is stored (on paper or magnetic media), restricting any type of unauthorized access, also eschewing the transfer or transmission of this information to third parties in a manner that is not adequately protected;

d) to file at the headquarters of the institution, together with the process that gave rise to the confidential material act or fact, the list of persons who became aware of the information prior to its disclosure to the market; and

e) to obtain the signature on the Term of Adherence of individuals and legal entities mentioned in Article 1 and of others that Bradesco deems necessary or convenient, as well as filing the document at the Headquarters of the Institution.

Chapter VI - Policy for Trading of Securities Issued by the Company

Article 19) Members of the Board of Directors, Officers, Members of the Fiscal Council and of any bodies with technical or consultative functions created by statutory provision, shall be obliged to inform Bradesco, in the person of the Investor Relations Officer, the shareholding and the negotiations held with securities issued by the Company itself, its Controlling Companies or Subsidiaries, as long as they are publicly-held companies.

Paragraph One - The communication referred to in the “caput” of this Article shall cover the negotiations with derivatives or any other securities referenced in securities issued by Banco Bradesco S.A., or its Controlling Companies or Subsidiaries, as long as they are publicly-held companies.

Paragraph Two - The natural persons mentioned in this Article shall also indicate the securities issued by Bradesco that are the property of the spouse of which they are not separated judicially or extrajudicially, or property of the cohabitant or any dependent included in their income tax return, and companies controlled by them directly or indirectly.

Paragraph Three - The communication referred to in the “caput” of this Article shall contain at least the following information:

a) name and function of the informant and, if this is the case, of those referred to in paragraph two, indicating the registration number in the Corporate Taxpayer Registry or in the Individual Taxpayer Registry;

b) quantity by type and class, in the case of shares, and other characteristics, in case of other securities. It must also include the identification of Bradesco and of the balance of the position held before and after the trading; and

c) form of purchase or sale, price and date of transactions.

Paragraph Four - Those mentioned in the “caput” of this Article shall make the communication:

a) within five (5) days after each business has been done; and

b) on the first working day after the investiture.

Paragraph Five - Bradesco should send the information referred to in the “caput” and in Paragraphs One and Three of this Article to the CVM and, if this is the case, to the market management entities where the securities issued by the Company are admitted for trading, in relation to the securities traded by Bradesco, its subsidiaries and affiliates and other persons referred to in this Article, within ten (10) days after the end of the month in which changes of positions held are verified, ten (10) days after the end of the month in which the investiture in office by those mentioned in the “caput” of this Article occurs, or ten (10) days after the end of the month in which the communication provided for in paragraph nine of this Article occurs.

Paragraph Six - The information referred to in the “caput” of this Article shall be delivered individually and consolidated by the body indicated therein, and both the individual positions of Bradesco, its affiliates and subsidiaries and the consolidated positions shall be available on the worldwide web.

Paragraph Seven - The trading of securities issued by Banco Bradesco S.A., its controlling companies or subsidiaries (in the last two cases, provided that they are publicly-held companies) equates to, the investment, redemption and the trading of quotas of investment funds whose regulation provides that their share portfolio is composed exclusively by shares issued by Banco Bradesco S.A., its subsidiary or controlling company.

Paragraph Eight - Those mentioned in the “caput” of this Article shall submit, together with the communication provided for in item “b” of paragraph four, a list containing the name and the registration number in the Corporate Taxpayer Registry or in the Individual Taxpayer Registry of the persons mentioned in paragraph two.

Paragraph Nine - Those mentioned in the “caput” of this Article shall inform Bradesco about any change in the information referred to in paragraph eight within fifteen (15) days from the date of the amendment.

Article 20) The direct or indirect controlling shareholders and the shareholders who elect members of the Board of Directors or of the Fiscal Council, as well as any natural person or legal entity or group of persons acting jointly or representing the same interest, who/which conduct relevant negotiations, shall send to Bradesco the following information:

a) name and function, indicating the registration number in the Corporate Taxpayer Registry or in the Individual Taxpayer Registry;

b) objective of participation and quantity concerned, containing, if this is the case, a declaration that the business does not aim at changing the composition of control or the administrative structure of the Company;

c) number of shares and other securities and derivative instruments referenced in such shares, whether of physical or financial settlement, explaining the quantity, class and type of the referenced shares;

d) an indication of any agreement or contract regulating the exercise of the voting right or the purchase and sale of securities issued by the Company; and

e) if the shareholder is resident or domiciled abroad, the name or corporate name and the registration number in the Individual Taxpayer Registry or in the Corporate Taxpayer Registry of his/her agent or legal representative in the Country for the purposes of Article 119 of Law No. 6,404, of December 15, 1976.

Paragraph One – A relevant negotiation is considered as the business or set of business by which the direct or indirect participation of the persons referred to in the “caput” exceeds, up or down, the levels of five percent (5%), ten percent (10%), fifteen percent (15%), and so on, of a class or type of shares representing the share capital of Bradesco.

Paragraph Two - Subject to the provisions of Paragraph Three, the obligations provided for in the caput and Paragraph One extend to the acquisition of any rights on the shares and other securities mentioned therein, as well as the execution of any derivative instruments referenced in shares treated by the “caput”, even though no physical settlement is forecast.

Paragraph Three - In the cases provided for in Paragraph Two, the following rules shall be observed:

a)	the shares directly held and those referenced by derivative instruments of physical settlement shall be considered together for the purposes of verifying the percentages referred to in Paragraph One of this Article;

b)	the shares referenced by derivative instruments with financial-only foreclosure shall be computed independently of the shares provisioned in letter “a” for the purposes of checking the percentages referred to in Paragraph One of this Article;
c)	the number of shares referenced in derivative instruments that confer economic exposure to shares cannot be offset by the number of shares referenced in derivative instruments that produce inverse economic effects; and

d)	the obligations foreseen in the “caput” of this Article do not extend to structured operations certificates – COE (local acronym), index funds and other derivative instruments in which the shares issued by the company have a weight of less than twenty percent (20%).

Paragraph Four - The communication referred to in the “caput” of this Article shall be made immediately after the participation referred to in Paragraph One has been reached.

Paragraph Five - In cases in which the acquisition results or has been performed with the objective of changing the composition of control or the administrative structure of the Company, as well as in those cases in which the acquisition manages the obligation of conducting a public offer, pursuant to the applicable rules, the purchaser must also promote the disclosure – by at least the same channels of communication usually adopted by the company, pursuant to Article 3, Paragraph Four, of the CVM Resolution No. 44, of August 23, 2021 – of notice containing the information referred to in items “a” to “d” of the “caput” of this Article.

Section I - Prohibitions on Trading

Article 21) The people mentioned in Article 1 of this Instrument, who have signed the Term of Adhesion and are now aware of the information concerning the material act or fact, may not trade Securities issued by Bradesco or related to them:

a) prior to the disclosure to the market of material act or fact that occurred in the business of Bradesco;

b) if there is an intent to promote an incorporation, total or partial spin-off, merger, transformation or corporate reorganization; and

c) in relation to direct or indirect controlling shareholders, members of the Board of Directors and Officers, whenever the acquisition or sale of shares of Bradesco’s own issue is in progress, by it or by its subsidiaries, by affiliated companies or by any other company under common control, or if an option or mandate for the same purpose has been granted, exclusively for the dates in which the Company itself negotiates or notifies the broker who will negotiate with shares of their issue.

Paragraph One – The prohibition provided for in the head provision does not apply to:

a) the cases of acquisition, through private trading, of shares in treasury, arising from the exercise of a purchase option in accordance with the plan for the granting of an option to purchase shares approved at the shareholders’ meeting, or in the case of granting shares to the management, employees or service providers as part of the remuneration previously approved in the annual shareholders’ meeting; and

b) negotiations involving fixed-income securities, when carried out through operations with joint repurchase commitments by the seller and resale by the buyer, for settlement on a predefined date, before or the same as the maturity of the securities covered by the operation, carried out with predefined profitability or compensation parameters.

Paragraph Two - The prohibition contained in the head provision does not apply to the subscription of new securities issued by Bradesco, notwithstanding the application of the rules that determine the disclosure of information in the context of the issuance and offering of these securities.

Article 22) In accordance with applicable regulations, the same prohibition in Article 21 applies to those who have a commercial, professional or trust relationship with Bradesco.

Article 23) Without prejudice to the provisions in the preceding Article, the same prohibition applies to the member of the Management who leaves Bradesco having access to material and yet undisclosed information, for the period of three (3) months after his/her dismissal.

Article 24) The Persons mentioned in Article 1 of this Instrument may not trade Securities issued by Bradesco or related to it within a period of 30 (thirty) days prior to the disclosure of Bradesco's quarterly (ITR) and annual (DFP) information

Paragraph One - The prohibition provided for in the head provision is independent of the assessment of the existence of relevant information pending disclosure or the intention in relation to the negotiation.

Paragraph Two - The prohibition provided for in the head provision does not apply to:

I) negotiations involving fixed-income securities, when carried out through operations with joint repurchase commitments by the seller and resale by the buyer, for settlement on a predefined date, prior or equal to the maturity date of the securities covered by the operation, carried out with predefined profitability or remuneration parameters;

II) operations to fulfill obligations assumed before the start of the period of prohibition arising from securities loans, exercise of options for purchase or sale by third parties and contracts of installment purchase and sale; and

III) negotiations conducted by Bradesco, provided that they are carried out in the normal course of its business and within the parameters established in the third paragraph.

Paragraph Three - The situations undertaken in accordance with the provisions of item "III" of Paragraph Two above are the issuances and negotiations of bank funding securities done by Bradesco over the normal course of its business, as well as the trading of securities issued by Bradesco within Brazil, including derivatives referenced in these securities, exclusively to (1) satisfy demands by clients in compliance with the parameters and controls set forth in Bradesco's internal regulations; (2) operations on behalf of its clients; (3) operations to track stock indices, certificates or receipt of securities; (4) operations to protect positions assumed in derivatives contracted with its clients; (5) operations performed for the discretionary management of its clients' portfolios; (6) arbitrage between securities and their certificates of deposit or market index and futures contract referenced therein; (7) operations intended to fulfill obligations assumed before the beginning of the restriction period, provided they come from loans of call and put options by its clients, loans of securities of their own issue, exercise of call and put options by its clients and/or settlement of forward put and call contracts.

Article 25) The prohibitions referred to in items “a” and “b” of Article 21 and in Articles 22, 23 and 24 shall cease to apply as soon as Bradesco discloses the material fact to the market, except if the negotiation with the shares can interfere in the conditions of the said business, in detriment of Bradesco’s shareholders or their own.

Article 26) The prohibitions disciplined in this Instrument apply to negotiations made, inside or outside regulated securities market environments, on our own behalf or by third parties and, directly or indirectly, by Controlling Shareholders, Members of the Board of Directors, Officers, Members of the Fiscal Council and of any bodies with technical or consultative functions created by statutory provision, and by those that, by virtue of office, role or position at Bradesco, its controlling companies, subsidiaries or affiliates, have knowledge of information related to a material act or fact about the Company and have signed the Term of Adherence, even in cases in which the negotiations on the part of those persons are given through a company controlled by them or third parties with which they have a fiduciary contract or portfolio or share management.

Article 27) Indirect negotiations or by third parties are not considered as those made by investment funds which have as quota holders those mentioned in Article 26, provided the decisions of negotiation are not influenced by the quota holders.

Section II - Plans for Negotiation

Article 28) The trading with securities issued by Bradesco, owned by any of the individuals and legal entities referred to in Article 1 which, by virtue of office, role or position in the Company has knowledge of information related to a material act or fact, is permitted provided it is carried out by means of an individual investment or divestment plan regulating its negotiations with securities issued by the company or referred to them, observing the provision of the letter “c” of Article 21 and Article 24. The communication shall contain, at least, if the plan is a programmed investment or disinvestment, the periodicity and the quantities scheduled.

Article 29) Any person that, by virtue of their office, role or position in Company, has submitted an investment or divestment plan, must formalize in writing their institution, as well as any changes in their content.

Article 30) The investment or divestment plans referred to above shall be submitted to the Company in accordance with the provisions of the current legislation, in particular the provisions of CVM Resolution No. 44 of August 23, 2021.

Article 31) Except for reasons of force majeure, duly justified in writing, the securities acquired on the basis of the Personal Trading Plan may not be disposed of before one hundred and eighty (180) days from the date of acquisition.

Chapter VII - Disclosure of Policies

Article 32) Bradesco will communicate the terms of these Policies to the Controlling Shareholders, Members of the Board of Directors, Officers, Members of the Fiscal Council and of any bodies with technical or consultative functions created by statutory provision and whomever that, by virtue of office, role or position at Bradesco, its controlling companies, subsidiaries or affiliates, has knowledge of information related to a material act or fact. Bradesco will require from them the respective formal adherence, in an instrument which should be filed at the headquarters of Bradesco during the time they maintain their relationship with the bank and for five years after their dismissal.

Article 33) Any change to the Policies for Disclosure and Use of Information of a Material Act or Fact and for Trading of Securities shall be communicated to all persons mentioned in Article 1, as well as to the CVM and, if this is the case, to the market management entities where the securities issued by the company are admitted to trading, whereby the communication should be accompanied by a copy of the deliberation and the entire content of the documents that govern and integrate those policies.

Article 34) The Trading Policy may not be approved or amended if a pending material act or fact has not yet been disclosed.

Article 35) Bradesco shall maintain at its headquarters, at the disposal of the CVM, the list of the controlling shareholders and all persons mentioned in Article 1 and their respective functions, indicating position or role, address and registration number in the Corporate Taxpayer Registry or in the Individual Taxpayer Registry, always updating it whenever there is a modification.

Chapter VIII - Penalties

Article 36) In accordance with the legislation in force, the use of material information not yet disclosed to the market is considered criminal practice and subject to the penalty of imprisonment of one to five years and a fine of up to three times the amount of the illegal advantage obtained as a result of the crime.

Chapter IX - Final Provisions

Article 37) The template of the “Term of Adherence to the Instrument of Policies for Disclosure and Use of Information of Material Act or Fact and for Trading of Securities Issued by Banco Bradesco S.A.” is part of this Instrument.

Article 38) In addition to the requirements laid down in Article 16, it is the responsibility of the Investor Relations Officer:

a) the execution and follow up of the Policies for Disclosure and Use of Information of Material Act or Fact and for Trading of Securities Issued by Banco Bradesco S.A.;

b) to transmit to the CVM, through the electronic system available on the website of the CVM on the worldwide web, and, if this is the case, to the market management entities in which the securities issued by the company are admitted to trading the information received by Bradesco in accordance with the provisions laid down in Articles 19 and 20;

c) to monitor the trading of securities issued by Bradesco and proceed as described in Article 12 in the case of identifying atypical fluctuation in the quotation, price and quantity traded;

d) to update the Reference Form, in accordance with the guidelines in force, when there is the occurrence of the facts described in Articles 20 and 34; and

e) to ensure the review of this document, at least annually, observing the provisions of the corresponding Internal Standard.

Article 39) The provisions of the current legislation apply to this instrument, as appropriate.

******************************

We declare that this is a free English translation of the Instrument of Policies for Disclosure and Use of Information of Material Act or Fact and for Trading of Securities Issued by Banco Bradesco S.A., approved in the Special Meeting of the Board of Directors of Banco Bradesco S.A. No. 863, held on July 29, 2002, whose last review, with amendments, was registered in the Meeting of the Annual the Board of Directors No. 693 , of June 20, 2024.

B R A D E S C O

Vinícius Urias Favarão

Executive Officer

Term of Adherence of the Instrument of Policies for Disclosure and Use of Information of Material Act or Fact and for Trading of Securities Issued by Banco Bradesco S.A.

By this private instrument, (name and function), resident and domiciled at .................................., registered with the Individual/Corporate Taxpayer Registry (CPF/CNPJ) under No. .............................. and bearer of the Identity Card (RG) No. ..........................., henceforth known simply as “Declarant”, in the quality of ........................................ of Banco Bradesco S.A., with headquarters at Núcleo Cidade de Deus, Vila Yara, Osasco, SP, registered with the Corporate Taxpayer Registry (CNPJ) under No. 60.746.948/0001-12, hereinafter known simply as “Company”, comes through this Term of Adherence, to expressly assume personal responsibility for compliance with the rules contained in the “Instrument of Policies for Disclosure and Use of Information of Material Act or Fact and for Trading of Securities Issued by Banco Bradesco S.A.”, which disciplines the internal policies regarding the disclosure of information about material act or fact, the trading of securities while awaiting a not disclosed material act or fact and the disclosure of information on trading of securities, stating that they have full knowledge of the rules contained in the said Instrument, forcing them to guide their actions in the “Company” always in accordance with such rules. The “Declarant” signs electronically this Term, with the two (2) witnesses informed below, and must receive a digital copy of the Term signed by everyone.

........................... (place), ..........................., ...........(date)

___________________________________________
(Name)

Witnesses:

_____________________________________	_____________________________________
Name:	Name:
Identity Card:	Identity Card:

Page 11 of 11